Exhibit 99.3

                 DPAC Soliciting Shareholder Vote for
                Approval of Merger with QuaTech, Inc.

    GARDEN GROVE, Calif.--(BUSINESS WIRE)--Feb. 13, 2006--DPAC Technologies Corp. (OTCBB:DPAC), and QuaTech, Inc. (www.quatech.com) today announced that they are utilizing the Altman Group to solicit shareholder votes in connection with their planned merger. A shareholders meeting has been scheduled for February 23, 2006 at which the votes for the proposed merger, and other proposals will be recorded. DPAC must obtain votes in favor of the merger from more than 50% of the outstanding shares of DPAC in order to obtain approval to complete the merger. Therefore, if a shareholder does not vote their shares, it has the same effect as voting against the proposed merger. Shareholders are urged to vote their shares as soon as possible.
    Proxy materials, including a Form S-4 Registration statement, have been filed with and declared effective by the SEC. The materials were mailed to shareholders on or about January 24, 2006 to shareholders of record on January 4, 2006. The Altman Group will seek to assist shareholders in recording their votes on the proposals. Proxies may be voted on the internet, by telephone, or by mail.
    Shareholders with questions regarding proxy materials or voting procedures are urged to call the Altman Group at 800-314-9816 extension 112, or to call Kim Early at DPAC at phone number 714-898-0007, extension 142.

    About DPAC Technologies

    Located in Garden Grove, California, DPAC Technologies provides embedded wireless networking and connectivity products for machine-to-machine communication applications. DPAC's wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. The Company's website address is www.dpactech.com. Information concerning DPAC is filed by DPAC with the SEC and is available on the SEC website, www.sec.gov.

    About QuaTech

    QuaTech, a privately-held company, is an industry performance leader in device networking and connectivity solutions. Through design, manufacturing and support, QuaTech maintains the highest levels of reliability and performance. Satisfied customers include OEMs, VARs and System Integrators, as well as end-users in many industries, including banking, retail/POS, access control, building automation and security, and energy management. QuaTech is a leading supplier of data connectivity products to financial institutions, serving five of the top 10 U.S. banks. Founded in 1983 and headquartered in Hudson, Ohio, QuaTech sells and supports its solutions both directly and through a global network of resellers and distributors. www.quatech.com

    Forward-Looking Statements

    This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as "may," "will," "expect," "anticipate," "believe," "guidance," "estimate," "intend," "predict," and "continue" or similar words or any connection with any discussion of future events or circumstances or of management's current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. A transaction as contemplated would require approvals of the shareholders of both parties and numerous other conditions. Full details of such a transaction has been filed with the SEC by DPAC on Form S-4 which has been mailed to DPAC shareholders. There is no assurance possible, and none is intended, that the transaction will be completed at all or on the terms described. The transaction is and shall continue to be subject to certain conditions and contingencies until the transaction is completed. DPAC Technologies Corp. will provide further detailed information to its shareholder as and when required to solicit their consent. The transaction's costs and diversion of management attention could negatively impact results. The parties need additional financing to complete the transactions as envisioned. Such financing may not be available on favorable terms, and if available may result in issuance of warrants and additional dilution to holders of DPAC common stock. Also, there can be no assurance that such transaction will be completed or, if completed, that it will be successful. The transaction would involve a change of control, in that voting control of DPAC would be transferred to a former principal shareholder of QuaTech. Other factors that affect DPAC's business include, but are not limited to, the degree of market acceptance of our existing and planned wireless connectivity products, future business opportunities with these products, protection of licensed technology or proprietary rights, risks of litigation, our need for additional financing in order to realize our opportunities, other challenges related to completing our proposed merger with QuaTech, Inc., further challenges in subsequently combining our operations with QuaTech, Inc.'s own, and general market and economic conditions. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form S-4, 10-K, 10-Q and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

    Additional Information:

    DPAC and QUATECH strongly urge their respective shareholders to read the relevant documents related to this transaction as and when filed by DPAC with the SEC, including especially the proxy statement/prospectus related to this transaction and filed on Form S-4, because they contain important information all the shareholders should consider. All DPAC's SEC filings are made available free of charge at the SEC website (www.sec.gov). Such documents, when filed, also are made available free of charge by DPAC. In addition to the Form S-4 filed on November 7, 2005, DPAC has previously filed Forms 8-K or 8-K/A on April 27, 2005, August 9, 2005, and October 20, 2005 containing the current agreements between DPAC and QUATECH. This news release is neither a solicitation of any proxies nor an offer of any securities of any kind whatsoever. No securities mentioned herein have been registered or authorized or approved by any federal or state securities regulator or commission.



    CONTACT: DPAC Technologies Corp.
             Stephen Vukadinovich or Kim Early, 714-898-0007
             Steve.Vukadinovich@dpactech.com
             Kim.Early@dpactech.com